Exhibit 3.9

THIRD CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

OF

CORONADO BIOSCIENCES, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Coronado Biosciences, Inc. a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify and set forth as follows:

1.         The name of the corporation is Coronado Biosciences, Inc. (the “Corporation”).

2         The Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on June 28, 2006. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on April 21, 2010. A First Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on May 20, 2011. A Second Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on October 1, 2013.

3.         Resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, (the “Certificate of Amendment”), and declaring such Third Certificate of Amendment to be advisable and in the best interests of the Corporation and its stockholders.

4.         The Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended to be effected hereby is as follows:

“ARTICLE I

The name of this Corporation is Fortress Biotech, Inc. (the “Corporation”).”

5.         This Third Certificate of Amendment will be effective upon filing.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 22nd day of April, 2015.

CORONADO BIOSCIENCES, INC.

By:	/s/ Lindsay A. Rosenwald, M.D.
Lindsay A. Rosenwald, M.D.,
President and Chief Executive Officer